    As filed with the Securities and Exchange Commission on September 7, 2001
                                                           Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             CONSTELLATION 3D, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                     13-4064492
     ---------------------------------            ------------------------------
      (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                 Identification Number)


                                805 Third Avenue
                                   14/th/ Floor
                            New York, New York 10022
                                 (212) 308-3572
    --------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Craig Weiner, Esquire
                           Michael Goldberg, Esquire
                             Constellation 3D, Inc.
                         805 Third Avenue, 14/th/ Floor
                            New York, New York 10022
                                 (212) 308-3572
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           __________________________

                                   Copies to:

                            Alan H. Lieblich, Esquire
                            Yelena Barychev, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                           Philadelphia, PA 19103-6998
                                 (215) 569-5500

================================================================================

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                  Proposed         Proposed
                                                                   maximum          maximum         Amount of
           Title of each class of              Amount to be    offering price      aggregate      registration
        securities to be registered             registered        per unit      offering price         fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,    5,714,286/(1)/     $.93/(2)/         $5,314,285.98      $1,328.57
owned by Gleneagles
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
issuable upon the exercise of the warrants    3,485,714/(3)/     $.93/(2)/         $3,241,714.02        $810.43
=================================================================================================================

________________________
(1) This registration statement covers 5,714,286 shares of common stock of Constellation 3D, Inc., a Delaware corporation ("Constellation"), owned by Gleneagles, which shares may be offered for sale from time to time.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

(3) This registration statement covers 52,000 shares of Constellation's common stock issuable upon the exercise of the common stock purchase warrant owned by Gleneagles, and 3,433,714 shares of Constellation's common stock issuable upon the exercise of the common stock adjustment warrant owned by Gleneagles, which shares may be offered for sale from time to time.

In accordance with Rule 416 under the Securities Act, this prospectus also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                                   PROSPECTUS

                                     [LOGO]

                             CONSTELLATION 3D, INC.
                        9,200,000 Shares of Common Stock

     The Gleneagles Fund Company II is using this prospectus to offer and sell up to 9,200,000 shares of our common stock. We refer to The Gleneagles Fund Company II as the selling stockholder in this prospectus. We issued 714,286 shares of our common stock to Gleneagles pursuant to the amended and restated common stock purchase agreement that we entered into with Gleneagles, dated as of August 16, 2001. We will issue 5,000,000 shares of our common stock to Gleneagles based upon our current estimate of the number of shares that we intend to sell under the amended and restated common stock purchase agreement. We will also issue to Gleneagles (i) 52,000 shares of our common stock upon its exercise of the common stock purchase warrant and (ii) 3,433,714 shares of our common stock upon its exercise of the common stock adjustment warrant.

     Gleneagles may sell its shares of our common stock in one or more transactions on the Nasdaq National Market at market prices prevailing at the time of sale or in private transactions at negotiated prices or via any other method permitted under this prospectus. We will not receive any of the proceeds from the sale of our common stock by Gleneagles, except that we may receive the exercise price from the exercise of the common stock purchase warrant by Gleneagles.

     Our common stock is traded on the Nasdaq National Market under the symbol "CDDD." On September 5, 2001, the last sales price of our common stock as reported on the Nasdaq National Market was $0.91 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                        ________________________________

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

                        ________________________________

     Gleneagles is an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any broker executing selling orders on behalf of Gleneagles may be deemed to be an "underwriter." Commissions received by any broker may be deemed to be underwriting commissions.

                        ________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is September 7, 2001.

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----
PROSPECTUS SUMMARY .............................................    2

RISK FACTORS ...................................................    7

FORWARD LOOKING STATEMENTS .....................................   16

USE OF PROCEEDS ................................................   17

DILUTION .......................................................   17

THE FINANCING TRANSACTION ......................................   18

SELLING STOCKHOLDER ............................................   24

PLAN OF DISTRIBUTION ...........................................   25

DESCRIPTION OF OUR SECURITIES ..................................   28

LEGAL MATTERS ..................................................   31

EXPERTS ........................................................   31

WHERE YOU CAN FIND MORE INFORMATION ............................   31


     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The stockholder selling common stock under this prospectus will not make an offer of its shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Our business, financial condition, results of operations, cash flows, and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained in this prospectus. The summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Except where the context would indicate otherwise, we use the terms "we," "us," "our," the "company," the "Corporation," and "C3D" to mean Constellation 3D, Inc., a Delaware corporation, and its subsidiaries in this prospectus.

                             Constellation 3D, Inc.

     On January 9, 2001, Constellation 3D, Inc., a Florida corporation, incorporated us for the purpose of changing its state of incorporation from Florida to Delaware through a statutory merger with us. As a result of the merger effective in Delaware on February 6, 2001, we, as a surviving corporation of the merger, succeeded to all of assets and liabilities of Constellation 3D, Inc., a Florida corporation. We have also inherited the reporting history under the Securities Exchange Act of 1934, as amended (Exchange Act), and the business history of Constellation 3D, Inc., a Florida corporation. All references to us in this prospectus in connection with events that occurred prior to February 6, 2001 presume that we are a successor to Constellation 3D, Inc., a Florida corporation.

     We are a development stage company engaged in a research and development program to launch the mass-market production of a technology called Fluorescent Memory Technology (also known as Fluorescent Media Disc and Florescent Memory Card Technology, FMD and FMC Technology, FMD/C Technology and by other substantially similar names). We began operations as of October 1, 1999 and have no prior operating history other than that associated with the acquisition of certain assets of Constellation 3D Technology Limited, a British Virgin Islands company (Constellation Tech), which primarily performed research and development of three-dimensional technology for the storage of digital information on disc. However, some of our subsidiaries were in operation before October 1, 1999, when Constellation 3D Holdings Limited, an Irish company (Constellation Holdings), or Constellation Tech owned them.

     We have no revenue history and therefore have not achieved profitability. We are an international enterprise headquartered in New York, New York, with operations in the United States, Israel, Russia and the Ukraine.

     Our mission is to develop state-of-the-art technologies and products to serve the growing data storage needs of customers in government, business, education and consumer segments through continuous research and product innovation. By providing new data storage solutions to our customers through joint ventures, strategic alliances, and licensing agreements, we intend to have a substantial presence in the removable data storage market.

     Our technology focuses upon the concept of the volumetric storage of information. FMD Technology records data on multiple layers located inside a disk or a card, as opposed to the single or double layer method available in compact discs and DVDs. The recording, reading and storing of the information uses fluorescent materials embedded in pits and grooves in each of the layers. The fluorescent material emits radiation when excited by an external light source. The FMD Technology then decodes the information as modulations of the intensity of the emitted radiation.

     Our research has determined that these fluorescent multilayer disks and cards furnish the user with considerably improved capacity and deliver substantial performance advantages when compared to the CDs and DVDs currently produced.

     Given the licensing and joint venture development aspects of our business model, we have established corporate goals and strategies that will guide the process of bringing products based on our technology to market. These goals include:

     .    the identification of key strategic market segments;

     .    the creation of marketable products demanded by these segments;

     . the development of business relationships with best-in-class partners in these segments;

     . the establishment of FMD/C as an industry standard for the next generation of removable optical data storage; and

     . the creation of strong brand awareness and recognition of our technology.

     We intend to bring our products to market as quickly as possible, and we will focus on markets where we can expect to gain a significant market share and thereby achieve the maximum return for each marketing dollar spent, both financially and strategically. We intend to leverage our experience within these segments to cross over from specific niche markets into broader mainstream markets.

     The exploitation of key market segments will coincide with development milestones relating to FMD/C technology. We expect to focus first on creating relationships regarding Read Only Memory (ROM) products, followed by Write Once Read Many Times (WORM) and then Rewritable (R/W) and hybrid ROM-R-R/W products. Exceptions to this strategy may occur, such as the possible determination during the ROM phase of certain key strategic relationships regarding WORM and R/W drives and media.

     Potential roadblocks to the introduction of FMD/C technology include:

     . the willingness of content and application providers to accept the new media standards and to release valuable content for the media;

     . acceptance, by media and drive manufacturers, of our royalty pricing scheme; and

     . creation of a critical mass of initial partners able to ensure broad acceptance and adoption of our technology and its associated standards.

     We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D." All other product and brand names mentioned in the prospectus are the property of their respective owners.

     Our principal executive offices are located at 805 Third Avenue, 14/th/ Floor, New York, NY 10022, and our telephone number is (212) 308-3572.

                            The Financing Transaction

     We entered into an amended and restated common stock purchase agreement with Gleneagles, dated as of August 16, 2001. We refer to this agreement as the common stock purchase agreement in this prospectus. The common stock purchase agreement establishes an equity line of credit for us. Under the "equity line" financing arrangement, we have the right to require Gleneagles to purchase shares of our common stock in established increments during the term of the agreement by giving notice to Gleneagles.

A formula tied to the market price of our common stock during the period in which Gleneagles will purchase our common stock will determine how many shares will issue to Gleneagles.

     Pursuant to the terms of the equity line, we

     . obtained an equity line of credit from Gleneagles for up to $29 million;

     .    sold 714,286 shares of our common stock to Gleneagles for $1,000,000;

     . issued a warrant to Gleneagles to purchase 52,000 shares of our common stock at $3.31896 per share;

     . issued an adjustment warrant to Gleneagles to purchase a number of shares of our common stock determined by a formula set forth in the adjustment warrant; and

     . entered into the amended and restated registration rights agreement with Gleneagles. See the description of this transaction under "The Financing Transaction" beginning on page 17.

     Without obtaining shareholder approval, the maximum number of additional shares that we can sell to Gleneagles under the equity line is 8,485,714 less the shares of our common stock received by Gleneagles under the adjustment warrant.

     This prospectus relates to the offer and sale from time to time by Gleneagles of 9,200,000 shares, which include the:

     . 714,286 shares of common stock purchased by Gleneagles on August 23, 2001 for the aggregate purchase price of $1,000,000;

     . the shares of our common stock that we will issue to Gleneagles under the equity line of credit;

     . 52,000 shares that Gleneagles will receive upon its exercise of its warrant; and

     . the shares of our common stock that Gleneagles will receive upon the exercise of its adjustment warrant, if any.

     We will receive the net proceeds from the sale of any common stock that we sell under the equity line to Gleneagles. Gleneagles may resell those shares pursuant to this prospectus. We will not receive any proceeds from resales by Gleneagles except that we may receive the exercise price from the exercise of the common stock purchase warrant. We will pay all costs of the registration of the shares under this prospectus.

                                  The Offering

  Securities offered by Gleneagles.............. 9,200,00 shares of our common stock. /(1)(2)/


  Offering Price................................ Determined at the time of resale by Gleneagles.

  Common Stock Outstanding Before Offering...... 45,693,601/(3)/

  Common Stock Outstanding After Offering....... 54,893,601/(4)(5)/

  Use of Proceeds............................... We will not receive any proceeds from resales by
                                                 Gleneagles, except that we may
                                                 receive the exercise price from
                                                 the exercise of the common
                                                 stock purchase warrant.

  Risk Factors.................................. The common stock offered by
                                                 Gleneagles involves a high
                                                 degree of risk and immediate
                                                 substantial dilution and you
                                                 should not purchase it if you
                                                 cannot afford the loss of your
                                                 entire investment. Before
                                                 purchasing any securities
                                                 offered, you should review
                                                 carefully and consider all
                                                 information contained in this
                                                 prospectus, particularly the
                                                 items set forth under "Risk
                                                 Factors" beginning on page 6.

  Underwriter Status............................ Gleneagles is deemed an
                                                 "underwriter" within the
                                                 meaning of the Securities Act
                                                 of 1933, as amended (Securities
                                                 Act), in connection with any of
                                                 its sales. If Gleneagles uses
                                                 any broker-dealers, commissions
                                                 or profits received by the
                                                 broker-dealers may be deemed
                                                 underwriting discounts or
                                                 commissions. Any profits
                                                 realized by them may be
                                                 considered underwriting
                                                 commissions. We will pay all
                                                 costs of the registration of
                                                 the shares under this
                                                 prospectus.

____________________________

(1) Assumes the issuance of 5,714,286 shares of our common stock pursuant to the common stock purchase agreement and the issuance of 3,485,714 shares of our common stock upon the exercise of Gleneagles's warrants.

(2) Does not include the entire $29 million of shares available for issuance under the equity line of credit provided pursuant to the common stock purchase agreement. See "The Financing Transaction" beginning on page 17.

(3)   As of August 22, 2001.

(4) Assumes that the maximum number of shares offered by the selling shareholders under this proposal is sold.

(5)   In calculating the number of shares of common stock, we did not include:
      (i) an aggregate of 2,049,794 shares of common stock issued upon the exercise of certain outstanding warrants; (ii) an aggregate of 6,671,515 shares of common stock which are reserved for issuance pursuant to options granted pursuant to employee stock options; and (iii) an aggregate of 319,913 shares of common stock into which convertible loans are convertible.

                                  RISK FACTORS

         Our prospects are subject to certain risks and uncertainties. In considering whether to acquire our common stock, you should carefully consider the risk factors described below. You should consider these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information," before you decide to purchase shares of our common stock.

         The following risks and uncertainties are not the only ones we face. Risks and uncertainties which either we do not know about or we currently believe are immaterial may also materially impair our business operations. If any of the following risks occur, our business, results of operations, financial position or cash flows, could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

                             Business Related Risks

We have no history of revenue, and expect to continue to incur operating losses until such time as our first generation products achieve commercial acceptance.

         As a research and development company, we have no revenue history and therefore we have not achieved profitability. We expect to continue to incur operating losses for the foreseeable future. We have a cumulative loss since inception through June 30, 2001 of $39,854,438. We incurred a net loss of $3,958,219 for the three months ended June 30, 2001, $20,247,205 for the year ended December 31, 2000, and $4,866,687 for the year ended December 31, 1999. We have never generated profits, and there is no assurance that, in the future, we will be profitable on a quarterly or annual basis. However, we anticipate receiving revenues at the earliest by the second half of 2002. Nevertheless, it is possible that our revenues may never be sufficient to recognize a profit.

We will need to raise additional capital to sustain operations, and we cannot assure you that we can continue to raise sufficient capital to fund operations for the foreseeable future.

         Effective August 16, 2001, we entered into a $29 million equity line of credit and sold 714,286 shares of our common stock for the aggregate purchase price of $1,000,000. If the equity line is fully available to us, we anticipate that this would provide us with sufficient cash to fund operations for in excess of one year. The equity line contains certain restrictions regarding our stock price and trading volume which could restrict access to the funds. In the event we are unable to utilize our equity line, we will have to seek additional financing. If additional financing is not available, we may not be able to continue. Our capital requirements depend on several factors, including the success and progress of research development programs, the resources devoted to developing products, the extent to which products achieve market acceptance, and other factors. We anticipate that we will require substantial additional financing to fund our working capital requirements. There can be no assurance, however, that additional funding will be available or, if available, that it will be available on terms acceptable to us. There can be no assurance that we will be able to raise additional cash if our cash resources are exhausted. Our ability to arrange such financing in the future will depend, in part, upon the prevailing capital market conditions as well as our business performance.

         We believe that we have sufficient working capital and available lines of credit and access to additional capital to sustain operations through June 2002 provided that the equity line is fully available to us. However, because we are a research and development company in the data storage technology field, we continually expend large amounts of capital over short periods of time. We cannot assure you that any revenues generated in the future, if any, will be sufficient to finance the complete cost of our research and development. We will require additional funds before we achieve positive cash flow from operations. Our future capital requirements and profitability depend on many factors, such as the timely success of product development projects, the timeliness and success of joint venture and corporate alliance strategies and our marketing efforts. We are actively in the process of raising additional capital. Terms on which we may raise additional capital may include restrictions that could make payments of existing debts difficult, create difficulties in obtaining future financings, limit our options for changing the business and cause substantial cash flow problems. We cannot assure you that additional financing or additional funds will be available when we need them or, if available, on terms acceptable to us. If adequate funds are not available, we may not be able to continue. Any additional stock or convertible debt financing which we obtain, if any, could result in substantial dilution to stockholders.

We have a limited operating history that began in 1997 and may encounter difficulties typical to new operations.

         Some of our subsidiaries began operating in January 1997, when they continued to perform research and development of three-dimensional technology for the storage of digital information on disc that some of our present scientists had begun in 1995.

         Since we are a new operation, we may encounter problems, expenses, difficulties, complications, and delays typical to new operations. Primarily, there is the risk that we may not be able to transform the technology that we developed into commercially profitable products. Also, there is the risk that once another company or we introduce the products into the market place, the market will not accept or adopt our products.

We conduct operations in countries with a recent history of economic and political instability, and this instability may have a material adverse impact on our financial condition.

         In addition to our activities in the United States, we conduct business operations in Israel, Russia and the Ukraine. In recent history, these three nations have experienced significant economic and political instability. It is possible that present or future economic or political instability in these nations will have a material adverse impact on our ability to conduct business or on our financial condition.

Economic instability in the foreign nations in which we operate might result from or lead to inflation, high interest rates and social unrest, which could adversely affect our operations and performance.

         Economic instability may encompass unstable price levels such as inflation, unstable interest levels or rates, such as fluctuation of capital, and social unrest that could adversely affect our operations and performance.

         The rate of inflation in Israel, Russia and the Ukraine has not materially adversely affected our financial condition. It is impossible for us to predict whether the rate of inflation in Israel, Russia or the Ukraine will materially adversely affect our future financial condition. However, we believe that it is possible that such adverse effects might result in the future. On numerous occasions in the past, high rates of inflation have occurred in Israel, Russia and the Ukraine. High inflation may reoccur in the future, causing insecurity and uneasiness in the local populace in general, including our employees. In these situations, there is often a concern about the increasing cost of living and attempts to keep pace with it. This situation by itself might adversely affect our performance. Whenever the currency exchange rate does not proportionally match inflation, as it has happened as a matter of governmental policy in such countries as Israel and Russia, generally there is an increase in the costs to us in U.S. dollars. Such increases in costs might materially adversely affect our financial condition. Presently, we do not have a hedging policy for protection against changes in the dollar costs of our activities.

     Changes and fluctuations in interest rates might affect our operations in Israel, Russia and the Ukraine. The changes in interest rates might create either investment or disinvestment that might affect the economy of an entire country, and thus also our employees. Because we finance most of our non-U.S. operations in U.S. dollars, and since we expect that this financing will continue in the future, we believe that local interest rate fluctuations will not have a material adverse impact on our financial condition.

     The economic situation in Israel, Russia and the Ukraine might eventually develop into extended social unrest. Such social unrest might materially adversely affect the financial performance of our local, as well as the overall operations.

Political instability in the foreign nations in which we operate might result from or lead to military confrontation, frequent changes in national governments, terrorism and corruption which could adversely affect our operations and performance.

     We do not possess political risk or other insurance to protect against business interruption losses caused by political acts. Israel's physical security and integrity have been at risk since Israel's inception as a modern nation. There is no formal peace between Israel and Syria or Lebanon each of which share a border with Israel. Additionally, there are conflicts between Israel and Iraq and between Israel and Iran. Israel and the Palestinian Authority have been conducting negotiations regarding the legal status of the West Bank, Gaza Strip and Jerusalem, the current Israeli capital. In connection with those negotiations and their results, violent activity is occurring, and is expected to continue to occur. Therefore, to the extent that we have operations in Israel, there is a risk that the political instability will have an adverse impact on our ability to conduct business. It is highly unlikely, but possible, that Israel's compulsory military service obligation for its citizens, which lasts until an individual is 45 years of age, could disrupt the scheduled work of the Israeli research and development facility. This obligation could delay the commercial launch of the planned volumetric storage product line and materially adversely affect our results of operations and financial condition.

     Russia's significant political and economic instability could have a material adverse effect on the results of our operations and the market price of our stock. Russia has incurred significant debt, which it may fail to repay on a timely basis. Russian currency, the ruble, has encountered foreign exchange volatility. The Russian government has experienced frequent political instability and change, including wars inside Russia, acts of terrorism, power struggles among government officials and among big commercial enterprises. In recent years parties with radical positions regarding intervention of the government in the economy, like the Communist Party, have gained in influence. We do not believe that these activities have had a materially adverse effect on us. However, in the future, such factors may have a material adverse effect on our operations. Difficulties in protecting and enforcing our rights and future changes to local laws and regulations could adversely affect our ability to conduct operations in Russia.

     Additional strains on the local operations might result from other factors, such as the delay of Moscow banks in acknowledging wire transfers of funds into Russia. These delays can range from a day to a week. Also, Moscow banks often charge very expensive and somewhat arbitrary fees for wire transfers.

     Like Russia, the Ukraine has experienced significant political and economic change. The Ukrainian economy is less developed than that of Russia and is susceptible to most of the same economic risks as Russia, including governmental debt defaults or restructurings, currency restrictions, foreign exchange volatility and political instability. Economic or political instability in the Ukraine might have a material adverse impact on our ability to conduct business or on our financial condition.

We do not enter into derivative transactions to hedge market risk in Russia, Israel or the Ukraine, and market fluctuation may adversely affect our Russian, Israeli and Ukrainian operations.

     We cannot provide any assurance that future developments in each respective country will not generally have an adverse effect on our financial condition. Therefore, we do not anticipate that we will enter into derivative transactions, such as foreign currency forward or option contracts, to hedge against known or forecasted market changes.

We may require additional technology in order to successfully develop and license our technology.

     We believe that we have developed a substantial amount of technology for our products. Nevertheless, if we cannot develop the additional technology that we need in order to be able to sell the products, we may have to purchase technology from others. We cannot promise or accurately forecast whether we will succeed in performing these acquisitions.

We depend upon, and could become unable to maintain or attract, knowledgeable and experienced personnel vital to our financial success.

     In order to succeed, we depend upon our ability to attract and retain highly qualified technical and management personnel, including experts in the field of data storage technology and the sciences underlying such technology. These individuals are in high demand and are often subject to competing offers. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We cannot assure you that we will be able to attract and retain other qualified personnel we need for the business. Furthermore, we do not currently maintain "key man" insurance for any personnel.

Provisions of corporate law and our certificate of incorporation could deter takeover attempts.

     The provisions of the corporate law of our state of incorporation and our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if the change of control would benefit the stockholders.

We cannot assure you that we will successfully protect our Fluorescent Memory Technology and enforce our intellectual property rights.

     Although we intend to rely on trade secret, trademark, copyright and other intellectual property laws to protect our Fluorescent Memory Technology, we currently rely almost entirely on patent laws for protection. While we intend to vigorously enforce our intellectual property rights, we cannot assure you that the steps taken to protect the Fluorescent Memory Technology and to enforce the rights will be successful. Through our wholly owned subsidiary, TriDStore IP, L.L.C., as of August 11, 2001, we individually held nine U.S. patents, more than sixty U.S. and foreign regular patent applications, eighteen pending U.S. provisional patent applications, and thirteen international patent applications pursuant to the Patent Cooperation Treaty (PCT). In addition, our subsidiary, Velor Incorporated has pending two U.S. provisional patent applications, one U.S. patent application, and one international patent application pursuant to the PCT. We cannot assure you that we will timely exercise the right to convert provisional or PCT patent applications into U.S. or foreign patent applications or that patent authorities will issue patents based on patent applications now pending or expected to be filed.

     We expect to develop trade secrets and may seek patent or copyright protection for trade secrets. We cannot assure you that we will develop trade secrets or seek patent or copyright protection for any or all of them. We have entered into and intend to enter into confidentiality and non-disclosure agreements to protect one or more trade secrets which we or our employees or independent contractors may develop, but we cannot assure you that we will do so or that the appropriate parties will maintain the confidentiality necessary to protect our trade secrets. A failure to maintain one or more trade secrets could have a material adverse financial impact on us.

     We may offer products in the U.S. and in foreign countries based on the patented Fluorescent Memory Technology. However, certain countries in the Pacific Rim and elsewhere may not offer the same degree of intellectual property protection that the U.S., European Community and Japan afford. Therefore, we may be unable to enforce our patent rights in those jurisdictions, even if we are able to obtain intellectual property rights.

     We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D". We cannot assure you that these applications will mature into registrations or that we will even use these marks. Furthermore, we acquired the internet domain names "C-3D.NET," "C-TRID.COM," "C-TRID.NET", "C3DINC.COM", "CONSTELLATION3D.COM", and "CONSTELLATION3D.NET". Currently, we maintain a web site at http://www.c-3d.net.

     We cannot guarantee that any patents, copyrights, trade secrets, trademarks or domain names that we developed or obtained will provide sufficient value or protection to us. Furthermore, we cannot assure you that other parties will not challenge the validity or that other parties will not assert affirmative defenses to infringement or dilution. If another party succeeds in developing data storage technology comparable to Fluorescent Memory Technology without infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights, our financial condition may materially suffer.

Due to potential intellectual property claims and litigation that parties may initiate against us, we may suffer economic losses and become unable to research, develop or license the sale or manufacture of the technology.

     As is typical in the data storage industry, other parties may in the future notify us of claims that may be infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights. It is impossible to predict the outcome of such potential claims, and we cannot assure you that the relevant authorities will resolve the potential claims in our favor. We also cannot assure you that an unfavorable resolution of a claim will not have a material adverse effect on our business or financial results. In particular, there has been significant litigation in the data storage industry relating to infringement of patents and other intellectual property rights. We cannot assure you that future intellectual property claims will not result in litigation. If another party were to establish infringement, dilution, misuse, misappropriation or any other intellectual property rights violation, we or our joint ventures might have to pay substantial damages, or courts might enjoin us from developing, marketing, manufacturing and selling the infringing products in one or more countries. In addition, the costs of engaging in intellectual property litigation can be substantial regardless of outcome. If we seek licensure for intellectual property that we cannot otherwise lawfully use, we cannot assure you that we will be able to obtain such licensure on satisfactory terms.

We might not own intellectual property that we believe we own or that we need in order to successfully research, develop and license our technology.

     In the future, a court, patent office or other authority may deem one of our employees or contractors and not us to be the legal owner of one or more patents, patent applications or other intellectual property, which is material to protecting our data storage technology. We typically require that our employees and contractors assign to us all right, title and interest in and to the intellectual property that was developed for us. However, we cannot assure you that we will obtain legal ownership of one or more licenses to use the intellectual property, which an authority deems to be the property of our employee or contractor, on satisfactory terms. Our failure to obtain the legal ownership of, or one or more licenses to use, the intellectual property may have a material adverse effect on our business or financial results.

We may eventually face inherent business risk of exposure to product liability claims, which may have a material adverse impact on our financial condition.

     Currently, our technology is not mass manufactured and we do not expect that anyone will mass manufacture our technology in the immediate future. Possible future product liability lawsuits may affect the reputation of our future products and services or otherwise diminish our financial results even though we may obtain additional product liability insurance. We currently have product liability insurance with an aggregate of $2 million. We may protect ourselves against product liability claims by contractually requiring the joint ventures and licensees:

     . to have continuous quality control inspections, detailed training and instructions in the manufacture of our products;

     . to indemnify us for damages caused by tortuous acts or omissions of the joint venture or licensee; or

     .    to obtain and maintain adequate product liability insurance.

     If injured persons bring product liability suits, we cannot assure you that any existing product liability insurance of a joint venture or any existing indemnification by joint ventures will adequately cover the liability claims. In addition, we cannot assure you that product liability insurance will be available to the joint ventures in sufficient amounts and at acceptable costs.

We may be unable to obtain sufficient components on commercially reasonable or satisfactory terms, which may have a material adverse impact on our financial condition.

     It is common in the data storage technology manufacturing and assembly industry for certain components to be available only from a few or sole-source suppliers. However, we cannot assure you that the key components for future products will be available from a number of source suppliers. Therefore, we and joint ventures and licensees may experience difficulty in obtaining a sufficient supply of key components on a timely basis. We intend to develop relationships with qualified manufacturers with the goal of securing high-volume manufacturing capabilities, thus controlling the cost of current and future models of our future products.

     We cannot assure you that we will be able to obtain a sufficient supply of components on a timely basis or on commercially reasonable terms or realize any future cost savings. The same supply and cost problems could adversely affect our sales of products. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays, could prevent joint ventures from producing sufficient quantities of our products to satisfy market demand. Additionally, in the case of a component purchased exclusively from one supplier, joint ventures could become unable to produce any quantity of the affected products until the component becomes available from an alternative source. These problems could cause delays to product shipments, thereby increasing the joint venture's material or manufacturing costs or causing an imbalance in the inventory levels of certain components. Moreover, difficulties in obtaining sufficient components may cause joint ventures and licensees to modify the design of our products to use a more readily available component. These design modifications may result in product performance problems. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect our business and financial results.

We may become financially dependent on one or a small number of customers.

         Because we are a research and development company, we have not developed a customer base for our products. We intend to establish joint ventures and licensing arrangements with strategic partners to market and sell Fluorescent Memory Technology. In the future, it is possible that we, the joint ventures and licensees will have sales to one or a small number of customers which equal ten percent or more of our consolidated revenues.

Our officers spend time on projects that bear no relation to our activities.

         Some of our officers, notably Michael Goldberg and Lev Zaidenberg, serve as directors, officers or employees of other companies. While we believe that the officers will be devoting adequate time to effectively manage us, we cannot assure you that their other positions will not negatively impact their duties and that the impact will not have a material adverse effect on our financial condition. We believe that the other company positions of our officers do not raise actual or potential conflicts of interest that could interfere with the carrying out of their respective duties at our company.

Our expected products may be subject to various legal and regulatory controls.

         We are unaware of any particular electrical, telecommunication, environmental, health or safety laws and standards that will apply to our products. While we do not anticipate special regulations of our products, we cannot assure you that we will not have to comply with laws and regulations of domestic, international or foreign governmental or legal authorities. Compliance with these laws and regulations could have a material adverse affect on us. The Federal Communications Commission (FCC) regulates computer hardware that contains or utilizes magnetic forces to store information. If the FCC in the future chooses to regulate fluorescent-based computer storage devices, such as our products, compliance with those regulations could have a material adverse effect on our financial condition.

We face intense competition in the data storage technology industry.

         We estimate that there are numerous enterprises currently researching, developing or producing other types of data storage technology, which we consider to be our material competitors. The data storage technology industry is fiercely competitive, and a number of our competitors, such as EMC Corporation, Iomega Corporation and Seagate Technology, Inc. have already established their names, brands, products and technologies in the marketplace. We expect that some competitors will continue to have significant market shares. Our competitors may further increase their market shares through mergers, acquisitions and research and development.

         While we believe that Fluorescent Memory products and joint venture and licensing strategies will result in competitive advantages, we cannot assure you that we will obtain or maintain any of such advantages over time. Furthermore, we cannot assure you that a competitor will not invent a superior technology, or that our products and services will be able to penetrate the data storage market. Many of our current and potential competitors have or may have advantages over us such as greater financial, personnel, marketing, sales and public relations resources. Existing or future competitors may develop or offer products that provide significant performance, price, creative or other advantages over products that we offer.

                        Risks Related to Our Common Stock

The market price of our common stock may fluctuate significantly.

         The stock market in general and the market for shares in technology companies in particular have recently experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. We believe that the principal factors that may cause price fluctuations are:

         .  fluctuations in our financial results;

         .  fluctuations in our product development timetables;

         . general conditions and development in the technology industries and the worldwide economy;

         .  conditions and expectations regarding the data storage markets;

         .  sales of our common stock into the marketplace;

         .  the number of market makers for our common stock;

         . announcements of technological innovations or new or enhanced products by us or our competitors;

         . a shortfall in sales, gross margin, revenues or other financial results from operations or changes in analysts' expectations;

         . developments in our relationships with our suppliers and potential customers; and

         . significant operating and interest charges as a result of our need to obtain future financing or services.

         We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance. The sales of a substantial number of shares of our common stock after the filing of this registration statement could adversely affect the market price of our common stock by introducing new sellers to the market. Given the potential for fluctuations in the price of our shares, these sales could cause the market price of our common stock to decline. These sales may result in decreased liquidity, restricting our access to the equity line and/or creating the risk that our common stock is delisted from the Nasdaq National Market.

Investors who need immediate or future income should refrain from the purchase of our common stock.

         We do not intend to pay dividends to the holders of our outstanding common stock in the foreseeable future. Investors who need immediate or future income by way of dividends from their investment should refrain from the purchase of our common stock.

The market price of our common stock may decrease if a large number of shares are sold in the future.

         Future sales of our common stock in the public market, or the issuance of shares of common stock upon the exercise of stock options and warrants or otherwise, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity or equity-related securities. As of August 22, 2001, the following number of shares of common stock were issued or issuable:


         Issued and outstanding /(1)/ ..........................  45,693,601

         Issuable upon exercise of outstanding warrants
            whether or not currently-exercisable /(2)/ .........   2,049,794

         Issuable upon exercise of outstanding stock options
            whether or not currently exercisable ...............   6,671,515

         Issuable upon conversion of convertible loans /(3)/ ...     319,913


______________________________


/(1)/ Excludes 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries.

/(2)/ Currently exercisable at exercise prices ranging from $0.001 to $14.6656 per share, including the common stock purchase warrant to purchase 52,000 shares of our common stock issued to Gleneagles and does not include the common stock adjustment warrant to purchase shares of our common stock that we issued to Gleneagles.

/(3)/ Represents a $4,000,000 loan provided by Sands Brothers Venture Capital Associates LLC convertible at $17.65 per share and a loan of $1,000,000 provided by Constellation 3D Technology Limited convertible at $10.72 per share.

         As of August 22, 2001, of the 45,693,601 issued and outstanding shares identified in the table above, 31,197,304 were restricted securities (which excludes 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries) within the meaning of Rule 144 under the Securities Act of 1933 (Securities Act), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Such restricted securities are eligible for sale in the public market subject to compliance with Rule 144. In addition, other exemptions may be available for sales of such restricted securities held by non-affiliates.

         We cannot predict the effect, if any, that market sales of shares of common stock, or the availability of such shares of common stock for sale, will have on the market price of the shares of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares of common stock and could impair our ability to raise capital through an offering of our equity securities.

Even if our stock price decreases, we may elect to cause purchases of our common stock under the equity line, causing more shares to be outstanding and resulting in substantial dilution.

         The purchase price for the common stock that we will issue to Gleneagles under the equity line will fluctuate based on the daily market price of our common stock. See "The Financing Transaction" beginning on page 17. All shares registered in this offering will be freely tradable. The sale of a substantial number of shares of our common stock under the equity line, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate and may result in substantial dilution to the ownership interests of other holders of our common stock. Such dilution will increase as the trading price of our common stock decreases, as a lower trading price would cause us to issue more shares of our common stock to Gleneagles. Although we have the right to terminate the common stock purchase agreement, we may still elect to require Gleneagles's purchase of shares under the common stock purchase agreement. If we decide to issue more than 9,200,000 shares, which represents approximately 19.99% of our outstanding shares of common stock, under the common stock purchase agreement and upon the exercise of the common stock adjustment warrant, we would first seek additional board and stockholder approval.

The equity line could lead to downward pressure on our stock price.

         Either actual dilution caused by sales of our common stock to Gleneagles or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Gleneagles may lead to downward pressure on the trading price of our common stock could provide an incentive for selling our common stock which could also adversely affect the trading price of our common stock.

The sale of the shares registered in this offering could cause our stock price to decline.

         All shares registered in this offering will be freely tradable. We may require Gleneagles to purchase a significant amount of common stock over a short period of time. The resale by Gleneagles of a significant amount of shares of our common stock could cause the trading price of our common stock to decline.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus or the documents we incorporate by reference in this prospectus may contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking language such as "will likely result," "may," "believes," "is expected to," "is anticipated to," "is forecasted to," "is designed to," "plans to," "predicts," "seeks," "estimates," "projects," "intends to" or other similar words. Important factors that could cause actual results to differ materially from expectations include:

         . failure to raise sufficient capital to fund business operating plans;

         .   market conditions and demand for new data storage technology;

         . our competitors' ability to successfully develop new technologies to satisfy demand for data storage;

         . difficulties in achieving sales, gross margin and operating expense targets based on competitive market factors;

         . difficulties in competing successfully in the markets for new products with established and emerging competitors;

         . difficulties with single source supplies, product defects or product delays;

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

     . difficulties in forming and maintaining successful joint venture relationships;

     .    difficulties in negotiating and receiving licensing royalties;

     . difficulties in obtaining, maintaining and using intellectual property protections;

     .    changes in data storage technological protocols and standards;

     .    volatility in interest rates and currency exchange rates;

     . difficulties in state, federal, foreign and international regulation and licensing requirements;

     . economic and political instability in the foreign countries where we conduct operations;

     .    litigation actions by directors, employees, investors and others;

     .    limited operation and management history;

     .    dependence on key personnel;

     .    effects of significant interest, compensation and consulting charges;
          and

     .    other factors discussed in this prospectus.

     All of the above factors could cause our actual results to differ materially from historical results and those we presently anticipate. When you consider forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus, including the "Risk Factors" beginning on page 6.

                                 USE OF PROCEEDS

     We will receive the net proceeds from the sale of any common stock that we sell under the equity line to Gleneagles. Gleneagles may resell those shares pursuant to this prospectus except that we may receive the exercise price from the exercise of the warrant. We will use the proceeds from the exercise of the common stock purchase warrant, if any, for working capital and other general corporate purposes.

                                    DILUTION

     The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock

     The net tangible book value of our common stock as of June 30, 2001 was $(3,403,111), or approximately $(0.075) per share. Assuming that:

     . on August 16, 2001, we sold 714,280 shares of our common stock for $1,000,000. This increased our tangible book value of our common stock by $1,000,000 to $(2,403,111) or .023 per share to $(0.052) per share;
          and

     . on June 30, 2001, we issued a total of 5,714,286 shares to Gleneagles under the common stock purchase agreement for net proceeds equivalent to $0.855 per share; and

     . on June 30, 2001, you purchased shares under this prospectus for $0.91 per share, which was the closing price for our common stock on September 6, 2001, our pro forma net tangible book value as of June 30, 2001 would have been $1,482,604, or approximately $0.029 per share.

     This would represent an immediate increase in the net tangible book value of approximately $0.104 per share to existing stockholders on June 30, 2001. This also represents an immediate dilution in net tangible book value of approximately $0.806 per share to all purchasers of common stock in this offering.

     The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for your shares, the actual price at which we issue shares to Gleneagles under the common stock purchase agreement and how many of the vested options and warrants outstanding have been exercised at the time of your investment. See "Risk Factors" beginning on page 6.

                            THE FINANCING TRANSACTION

General

     Effective August 16, 2001, we entered into the amended and restated common stock purchase agreement, to which we refer as the equity line in this prospectus, with Gleneagles.

     Pursuant to the equity line, Gleneagles agreed to purchase up to $29 million of our common stock. As an advance against Gleneagle's purchase obligations under the equity line, we sold 714,286 shares of our common stock to Gleneagles for $1,000,000. As an inducement to Gleneagles to enter into the equity line, we issued to Gleneagles (i) the adjustment warrant exercisable at no exercise price for a number of shares of our common stock based upon the market price of our common stock during a pricing period as set forth in the adjustment warrant; and (ii) the warrant to purchase 52,000 shares of our common stock at $3.31896 per share.

     The maximum number of shares that we may require Gleneagles to purchase under the equity line is 9,200,000 less any shares of our common stock received by Gleneagles under the adjustment warrant. We anticipate that the shares offered by this prospectus will relate only to a portion of the $29 million equity line. If we elect to sell additional shares of our common stock to Gleneagles under the equity line, we will file a new registration statement with respect to those additional shares.

Amended and Restated Common Stock Purchase Agreement

     Under the common stock purchase agreement, following our satisfaction of the conditions described below, we may deliver a drawdown notice to Gleneagles stating the dollar amount of shares of our common stock that we want to sell to Gleneagles during a 20 trading day period following the receipt of the drawdown notice. During any 20 trading day period, we may sell at least $500,000, but not more than $3,000,000, of our common stock to Gleneagles.

     For each trading day, during the 20 trading day period Gleneagles will purchase an amount of shares of our common stock equal to 1/20 of the dollar amount we stated in the draw down notice divided by the purchase price for such trading day. The dollar amount of shares purchased by Gleneagles for any trading day may be subject to the following adjustments:

     . for each trading day on which the purchase price is less than the floor price designated by us in the draw down notice, the dollar amount of shares for such trading day will be equal to the product of
          (x) the number of shares of our common stock sold by Gleneagles

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

          during such trading day at a price greater than or equal to the floor price and (y) the floor price; the purchase price for such trading day will be the floor price;

     . for each trading day on which we do not satisfy certain conditions, including, but not limited to, the conditions described below in "Conditions to Gleneagles's Obligation to Purchase Shares" (we refer to the full trading day less the period during which we do not satisfy such conditions as the available period), the dollar amount of shares purchased by Gleneagles for such trading day will equal the product of
          (x) the number of shares sold by Gleneagles during the available period at a price greater than or equal to the floor price and (y) the purchase price per share; and

     . for each trading day on which the dollar amount of shares to be purchased by Gleneagles divided by the purchase price for such trading day is greater than 10% of the trading volume for our common stock on that day (we refer to such 10% figure as the volume limit), the dollar amount for such trading day will be the product of the volume limit and the purchase price for such trading day. The calculation of the trading day's trading volume is subject to certain adjustments stipulated in the common stock purchase agreement.

     The floor price per share means the minimum purchase price per share stated in the drawdown notice which cannot be less than $1.00.

     The purchase price for each share purchased by Gleneagles under the equity line with respect to a particular trading day during the 20 trading day period is 94% of the volume weighted average price of our common stock on such trading day or during the available period on such trading day, if shorter.

Limitation on Selling Stockholder's Obligation to Purchase Shares
-----------------------------------------------------------------

     The number of shares of our common stock that we may sell to Gleneagles pursuant to the equity line may not exceed the number of shares that, when added to the total number of shares of our common stock deemed beneficially owned by Gleneagles, would exceed 9.99%. Gleneagles also may not acquire a number of shares of our common stock (including 714,286 shares, shares worth $29 million, and shares into which the common stock adjustment warrant is exercisable) in excess of 9,200,000 shares.

Conditions to Our Ability to Deliver a Drawdown Notice to Gleneagles
--------------------------------------------------------------------

     We need to satisfy several conditions before we can deliver the drawdown notice to Gleneagles under the common stock purchase agreement, which include the following:

     . a registration statement covering at least 750,000 shares of our common stock must be declared effective and such registration statement must be effective and available for the sale of shares acquired by Gleneagles under the common stock purchase agreement, and we must duly authorize and reserve all such shares for issuance to Gleneagles;

     . our common stock must be quoted on the Nasdaq National Market or another approved market;

     . a change in control transaction, a "going private" transaction pursuant to Rule 13e-3 under the Exchange Act, or a tender offer by us pursuant to Rule 13e-4 under the Exchange Act for 20% or more of our outstanding common stock must not have occurred;

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

     . we must comply with our obligations under the common stock purchase agreement and other transaction documents;

     . we must not be in breach of the transaction documents or other financing arrangements;

     . our representations and warranties under the transaction documents must be true;

     . there must be no breach or default on our part under any other agreements between us and Gleneagles;

     . we must deliver to Gleneagles a secretary's certificate dated as of the applicable drawdown notice date; and

     .    the Adjustment Warrant pricing period must have come to an end.

Conditions to Gleneagle's Obligation to Purchase Shares
-------------------------------------------------------

     The obligation of Gleneagles to purchase shares of our common stock on a particular trading day after our delivery of a drawdown notice is subject to the satisfaction, on such trading day and on the related closing date (i.e., the date of the closing of the purchase of our shares by Gleneagles), of certain conditions, which include, but are not limited to, the following:

     . our representations and warranties set forth in the common stock purchase agreement must true and correct as of the date of the common stock purchase agreement and as of the applicable trading day or closing date, with certain exceptions;

     .    Gleneagles must receive legal opinions from our counsel;

     . as of the closing date, we must execute and deliver to Gleneagles the certificates representing the shares being purchased by Gleneagles under the equity line on such closing date;

     . Gleneagles must receive "comfort letters" covering our financial and accounting information;

     . a statute, regulation or injunction must not be enacted by a court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the common stock purchase agreement;

     . the disclosures contained in the registration statement filed in connection with the transaction and any amendments or supplements to such registration statement must be acceptable to Gleneagles;

     . there must be no pending petition in bankruptcy, either voluntary or involuntary, with respect to us, there must be no commenced proceedings under any bankruptcy or insolvency laws against us, and we, together with our subsidiaries, must be able to pay our debts as they become due;

     . the conditions to our ability to deliver the drawdown notice set forth above, must be satisfied as of the drawdown notice date and as of such trading day or closing day, as applicable;

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

     . we must deliver to Gleneagles such other documents relating to the transactions contemplated by the common stock purchase agreement as Gleneagles or its counsel may reasonably request; and

     . we must have issued and delivered to Gleneagles the common stock purchase warrant, the common stock adjustment warrant, and 714,286 shares of our common stock pursuant to the common stock purchase agreement.

     Under the common stock purchase agreement, certain conditions to the obligation of Gleneagles to purchase shares of our common stock are similar to the conditions described above in "Conditions to Our Ability to Deliver a Drawdown Notice to Gleneagles," and, therefore, such conditions are not listed in this section.


Repurchase of All or a Portion of 714,286 Shares from Gleneagles
----------------------------------------------------------------

     If (i) the adjusted share amount is equal to zero on five or more consecutive trading days during the pricing period or (ii) 714,286 shares of our common stock that we issued to Gleneagles are not available for resale by the 120th calendar day following August 16, 2001, Gleneagles may at any time following either such event require us to repurchase all or a portion of such 714,286 shares (see "Common Stock Adjustment Warrant" below for the description of the adjusted share amount and the pricing period).

     Upon receipt of a repurchase notice from Gleneagles, we will have to repurchase the number of shares specified in such repurchase notice at the per share price equal to the adjusted redemption price. The adjusted redemption price means the greatest of the following:

     .   $1.61;

     . the volume weighted average price of our common stock on the Nasdaq National Market on the 120th calendar day following August 16, 2001; and

     . the daily volume weighted average price of our common stock on the Nasdaq National Market on the trading day prior to the date on which Gleneagles delivers a repurchase notice to us.

Termination of Common Stock Purchase Agreement
----------------------------------------------

     Gleneagles may terminate the common stock purchase agreement, without any liability or payment to us, upon the occurrence of certain events of default, including, without limitation, the following:

     . our common stock is not listed on the Nasdaq National Market or another approved market for a period of at least 2 consecutive trading days or an aggregate of 3 trading days;

     . the registration statement filed in connection with the transaction is not effective by the 180th calendar day following August 16, 2001;

     . we have not sold the shares to Gleneagles under the equity line of credit during the preceding 150 calendar days;

     . we fail to deliver the proper number of shares purchased within 1 trading day following any scheduled closing of the purchase of shares by Gleneagles on more than 1 occasion in any 12 month period;

     . we enter into an equity line agreement with any party other than Gleneagles or its affiliate;

     . Gleneagles receives notice from a governmental or self-regulatory agency that it does not then possess one or more required registrations or approvals to perform its obligations under the common stock purchase agreement;

     . Gleneagles is named as a defendant (other than by us) in a suit or other legal proceeding in a court of competent jurisdiction arising out of Gleneagles's purchase or resale of the shares of our common stock pursuant to the common stock purchase agreement; or

     . an event occurs that is reasonably likely to have a material adverse effect on our business, operations or financial condition or on our ability to perform our obligations under the common stock purchase agreement and other transaction documents.

     Generally, we have the right to terminate the common stock purchase agreement at any time upon the expiration of the pricing period (see "Common Stock Adjustment Warrant" below for the description of the pricing period). However, we may not terminate the common stock purchase agreement during any pending 20 trading day purchase period until such period has elapsed and we have satisfied all of our obligations with respect to such period and all previous periods.

     The common stock purchase agreement automatically terminates upon the earliest of:

     . the date on which Gleneagles purchased shares of our common stock under the equity line for the aggregate purchase price of $29 million;

     . the date on which Gleneagles has purchased 9,200,000 shares of our common stock pursuant to the common stock purchase agreement and upon the exercise of the common stock adjustment warrant (unless we get shareholder approval to sell more); and

     .   30 months after the SEC declares this registration statement effective.

Common Stock Purchase Warrant

     We issued a five year warrant to purchase 52,000 shares of our common stock to Gleneagles as of August 13, 2001. Gleneagles may exercise the common stock purchase warrant on or after August 13, 2001.

     The exercise price of the warrant is $3.31896. The exercise price is subject to adjustment in accordance with the formulas specified in the common stock purchase warrant if we:

     . declare or pay a stock dividend or otherwise make a distribution on any equity securities in shares of our common stock;

     .   subdivide outstanding common stock into a larger number of shares;

     .   combine outstanding common stock into a smaller number of shares;

     . issue any shares of our common stock in a reclassification of the common stock;

     . distribute to all holders of our common stock evidences of our indebtedness, assets, cash, rights or warrants to purchase our securities; or

     . issue or sell any common stock or securities which are convertible into or exchangeable for our common stock, other than the shares issued under the common stock purchase agreement, or any warrants or other rights to purchase our common stock, with certain exceptions.

     Gleneagles may also elect to exercise the warrant on a "cashless exercise" net basis if we have failed to register for resale the 52,000 shares of our common stock that Gleneagles will obtain upon the exercise of the warrant.

     The number of shares that we will issue to Gleneagles upon its exercise of the warrant is also subject to adjustment if any of the following transactions has occurred while the warrant is outstanding:

     .   a sale or conveyance of all or substantially all of our assets;

     .   any reorganization or reclassification of our common stock;

     .   any consolidation or merger of us with or into another person;

     . any compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property; or

     . any other transaction in which we dispose of more than 50% of our voting power.

Common Stock Adjustment Warrant

     Gleneagles can exercise the adjustment warrant for the number of shares calculated pursuant to a formula set forth in the adjustment warrant. According to such formula, the number of such shares equals the difference between the sum of all adjusted share amounts for each trading day during a pricing period and 714,286 shares of our common stock.

     Under the adjustment warrant, we determine the adjusted share amount for a particular trading day during the pricing period by dividing the adjusted dollar amount for such trading day by 94% of the volume weighted averaged price of our common stock on the Nasdaq National Market on such trading day.

     The adjusted dollar amount for any trading day during the pricing period means the lesser of (i) $50,000 and (ii) the product of 10% of the trading volume for our common stock on the Nasdaq National Market, subject to certain adjustments, for such trading day and 94% of the daily volume weighted average price of our common stock on the Nasdaq National Market on such trading day.

     The pricing period means the period that commences on the first to occur of
(i) the third trading day following the day on which the SEC declares effective this registration statement or (ii) the 120/th/ calendar day following August 16, 2001 and expires on the date on which the sum of the adjusted dollar amounts equals $1,000,000.

     The exercise price of the common stock adjustment warrant is $0. Gleneagles may exercise the adjustment warrant after the expiration of the pricing period. The adjustment warrant expires on August 20, 2006.

     The number of shares into which the adjustment warrant is exercisable is subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or similar event so that Gleneagles receives the same economically equivalent value of such shares, as it would in the absence of such event. The number of shares that Gleneagles will receive upon the exercise of the adjustment warrant is also subject to adjustment if we merge into or consolidate with another entity or transfer all, or substantially all, of our assets to another entity.

     If we fail to deliver to Gleneagles the number of shares specified in its notice of exercise within 13 trading days of the time we receive a notice of exercise from Gleneagles for the adjustment warrant, we will have to repurchase the shares at a per share price equal to the greater of the following:

     . 115% of the volume weighted average price of our common stock on the Nasdaq National Market on the trading day prior to the date on which Gleneagles delivers the adjustment repurchase notice to us; and

     . 115% of the volume weighted average price of our common stock on the Nasdaq National Market on the trading day on which we should have delivered those shares to Gleneagles.

     We must repurchase the adjustment warrant from Gleneagles if we fail to have a registration statement covering the sale of the shares into which the adjustment warrant is exercisable declared effective by the SEC by the date which is 120 calendar days from August 16, 2001 at a price equal to the number of shares into which such adjustment warrant is exercisable multiplied by the greater of:

     . 115% of the volume weighted average price of our common stock on the Nasdaq National Market on the trading day prior to the date on which Gleneagles delivers to us a notice requiring us to repurchase the adjustment warrant; and

     . 115% of the average of the volume weighted average prices of our common stock on the Nasdaq National Market for each trading day of the pricing period.

Effect of Common Stock Purchase Agreement and Common Stock Purchase Warrant on our Stockholders

     All shares registered in this offering will be freely tradable. The resale by Gleneagles of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. The purchases under the common stock purchase agreement and the exercise of the warrant and adjustment warrant may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to terminate the common stock purchase agreement at any time, subject to certain restrictions.

                                   GLENEAGLES

     The following table provides certain information with respect to the beneficial ownership of our common stock by Gleneagles. We calculated the beneficial ownership on the basis of 45,693,601 shares of our common stock outstanding as of August 22, 2001, excluding 500,000 shares owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Based on the information provided to us by Gleneagles, we believe that Gleneagles has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by it, except as indicated otherwise in the footnotes below.

     Anti-dilution adjustments may increase the number of shares of our common stock that we may issue under the common stock purchase agreement and upon the exercise of the common stock purchase warrant and common stock adjustment warrant issued to Gleneagles, which would increase the number of shares that Gleneagles can sell under this prospectus. Accordingly, we cannot determine with certainty the number of shares of our common stock that Gleneagles will sell under this prospectus. However, for purposes of the following table we assume that Gleneagles will sell all of the common stock that we are registering under this prospectus. We have issued 714,286 shares of our common stock to Gleneagles as of the date of this prospectus.

     During the past three years neither Gleneagles nor any affiliate of Gleneagles has had any position, office or other material relationship with us, other than as a result of the financing transaction described in this prospectus.

                                                    Percent of
                                       Number of      Shares      Number of      Number of        Percent of
                                         Shares       Owned         Shares         Shares           Shares
                                         Owned       Prior to       Being          Owned            Owned
                                      Prior to the     The       Offered for     After the        After the
      Selling Stockholder               Offering    Offering        Sale         Offering         Offering
------------------------------        ------------  ----------   ------------    ---------        ----------
The Gleneagles Fund Company II         766,286 (1)       1.6 %   9,200,000 (1)(2) 9,200,000 (1)(2)     17%

___________________________

     (1) Represents 714,286 shares issued to Gleneagles under the common stock purchase agreement and 52,000 shares of our common stock issuable upon the exercise of the outstanding warrant by Gleneagles;
     (2) Represents 5,000,000 shares of our common stock that Gleneagles may purchase under the common stock purchase agreement, and 3,433,714 shares of our stock issuable (if needed) to Gleneagles upon its exercise of the adjustment warrant.

                              PLAN OF DISTRIBUTION

     Gleneagles or its pledgees, donees, transferees or other successors-in-interest may sell the shares of our common stock offered by this prospectus from time to time:

     .   on the Nasdaq National Market;

     .   in the over-the-counter market;

     .   in regular brokerage transactions;

     .   in transactions directly with market makers;

     .   in private or negotiated transactions;

     . in settlement of short sale transactions;

     . in settlement of option transactions; or

     . by a combination of these methods or in any other method permitted by law.

Gleneagles may sell its shares under this prospectus:

     . at fixed prices that may change;

     . at market prices prevailing at the time of the sale;

     . at prices related to such market prices; or

     . at negotiated prices or otherwise.

     Gleneagles may effect these transactions by selling the shares directly to one or more purchasers or to or through broker-dealers or agents including:

     . in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . in purchases by a broker or dealer and resale by such broker or dealer as a principal for its own account pursuant to this prospectus;

     . in ordinary brokerage transactions; and

     . in transactions in which the broker solicits purchasers.

     The compensation to a particular broker-dealer may be in excess of customary commissions.

     To our knowledge, Gleneagles has made no arrangement with any brokerage firm for the sale of the shares offered by this prospectus. Gleneagles has advised us that it presently intends to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of sale. However, depending on market conditions and other factors, Gleneagles may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this prospectus, Gleneagles may effect sales of other shares not covered by this prospectus under Rule 144 of the Securities Act or other exempt resale transactions, to the extent the sales qualify under Rule 144 or such other applicable exemptions.

     Gleneagles is an "underwriter" within the meaning of the Securities Act. Any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in such transactions as an agent may receive commissions from Gleneagles (and, if they act as an agent for the purchaser of such shares, from the purchaser). Broker-dealers may agree with Gleneagles to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Gleneagles, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Gleneagles. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing:

     . the names of such broker-dealers;

     . the number of shares involved;

     . the price at which such shares are to be sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     . other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares covered by this prospectus, we and Gleneagles may be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Rule 10b-5 and, insofar as we and Gleneagles are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105. All of the foregoing may affect the marketability of the shares offered under this prospectus.

     Gleneagles has agreed that it will not engage in any trading practices or activity for the purpose of manipulating the price of our common stock. In particular, Gleneagles has advised us that during such time as Gleneagles may be engaged in the attempt to sell shares registered under this prospectus, it will:

     . not engage in any stabilization activity in connection with any of our securities;

     . cause to be furnished to each person to whom shares included in this prospectus may be offered, and to each broker-dealer, if any, through whom shares are offered, such copies of this prospectus, as supplemented or amended, as may be required by such person; and

     We are registering the shares pursuant to our contractual obligations and we have agreed to pay the expenses incurred in connection with such registration, which we estimate to be approximately $15,639. We have agreed to indemnify Gleneagles and related parties against certain liabilities, including liabilities arising under the Securities Act.

     We will not receive any proceeds from the sale of the shares by Gleneagles, however, we may receive proceeds upon the exercise of the common stock purchase warrant held by Gleneagles.

     This offering will terminate on the later of (1) the twenty-six month anniversary of the date on which the SEC declares the registration statement effective; (2) the fifth anniversary of the amended and restated registration rights agreement executed by Gleneagles and us as of August 16, 2001; and (3) the date on which Gleneagles can sell all registered securities publicly pursuant to Rule 144(k) promulgated under the Securities Act.

                          DESCRIPTION OF OUR SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.00001 par value per share.

Common Stock

     As of August 22, 2001, there were approximately 45,693,601 shares of our common stock outstanding held of record by approximately 95 stockholders, excluding 500,000 shares owned by Constellation 3D Trust LLC, one of our wholly-owned subsidiaries. As of August 22, 2001, there were approximately 70 holders of options and 32 holders of warrants, excluding Gleneagles, to purchase shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "CDDD."

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders may not cumulate their votes in connection with the election of directors. The directors are elected by the plurality of the votes of our stockholders present in person or represented by proxy at the stockholders' meeting and entitled to vote on the election of directors. A director may be removed from office with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Our stockholders can take an action upon the affirmative vote of the majority of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote at such meeting in favor of such action or upon the unanimous written consent of our stockholders to such action.

     The holders of our common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Antitakeover Provisions

     Section 203 of the Delaware General Corporation Law, as amended from time to time (DGCL), generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the DGCL is any person, other than the corporation and its majority-owned subsidiaries, who owns 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and owned at least 15% of the outstanding voting stock of the corporation within the preceding three years.

     A Delaware corporation may choose not to be subject to Section 203 by including in its original certificate of incorporation a provision that expressly elects not to be governed by this section. Section Twelfth of our original certificate of incorporation states that we elect not to be governed by
Section 203 of the DGCL.

          Our certificate of incorporation includes certain sections that may in certain circumstances be interpreted or referred to as anti-takeover provisions because they may make it more difficult to obtain control of us without the cooperation of our board of directors. The following provisions included into our certificate of incorporation are neither the result of any specific efforts by any third party to take over us nor our willingness to have anti-takeover provisions:

          . a provision giving us the authority to issue 100 million shares of our common stock;

          . a provision allowing our stockholders to call a special meeting of stockholders when holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting demand such special meeting of stockholders; and

          . a provision allowing our stockholders to take an action without an annual or special meeting only by unanimous written consent of stockholders.

          The over-all effect of these provisions of our certificate of incorporation may eventually be to render it more difficult and to discourage a potential merger, tender offer or other offer for our securities, a proxy contest, or the removal of our incumbent directors and management.

Indemnification and Registration Rights

          As of August 16, 2001, we entered into an amended and restated registration rights agreement, to which we refer to as the registration rights agreement in this prospectus, with Gleneagles. Pursuant to the registration rights agreement, we must file a registration statement with the SEC to register the resale of shares purchased by Gleneagles under the common stock purchase agreement and the sale of shares into which the warrant and the adjustment warrant are exercisable on a continuous basis pursuant to a "shelf" registration statement under Rule 415 promulgated under the Securities Act.

          Pursuant to the registration rights agreement, we agreed to indemnify Gleneagles and certain related indemnified persons, including without limitation persons controlling Gleneagles, against any losses, claims, damages, liabilities, penalties, charges, costs, attorneys' fees and disbursements, amounts paid in settlement or expenses incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing and based upon the following:

          .    any untrue statement or alleged untrue statement of a material fact in a registration statement or any post-effective amendment to such registration statement or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which the registered securities are offered or the omission or alleged omission to state a material fact required to be stated in such document or necessary to make the statements in such document not misleading;

          .    any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented) or the omission or alleged omission to state in the prospectus any material fact necessary to make the statements made in the prospectus not misleading;

          .    any violation or alleged violation by us of the Securities Act, the Exchange Act or any other law (we refer collectively to items in the foregoing bullet points as the violations in this prospectus); or

          .    enforcement of this indemnification.

          We also agreed to reimburse Gleneagles and each person controlling Gleneagles for any reasonable legal fees and disbursements or other reasonable expenses incurred by them in connection with investigating or defending any action, claim, suit, inquiry, proceeding, investigation or appeal described in the foregoing paragraph.

          However, our obligations under the registration rights agreement do not apply to the following:

          . any losses, damages, charges, costs or expenses arising out of any violation which occurs in reliance upon information that Gleneagles, or any other indemnified person, furnished to us in writing expressly for inclusion in the registration statement or any amendment or supplement to such registration statement;

          . any losses, damages, charges, costs or expenses incurred as a result of (i) a failure of Gleneagles to deliver or to cause to be delivered the current prospectus made available to it by us, (ii) the indemnified person's use of an incorrect prospectus after and despite being promptly advised in advance by us in writing not to use such incorrect prospectus, or (iii) the failure of the indemnified person to be registered with the SEC as a broker-dealer; and

          . amounts paid in settlement if such settlement occurs without our prior written consent.

          Additionally, Gleneagles agreed to indemnify, hold harmless and defend us, each of our directors and officers who signs the registration statement, and each person who controls us against any claim or damages to which any of them may become subject if such claim or damages arise out of the violation that occurs in reliance upon written information furnished to us by Gleneagles expressly for inclusion in the registration statement. The selling shareholder agreed to reimburse us for our reasonably incurred legal or other expenses in connection with investigating or defending any such claim. However, Gleneagles will not indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement occurs without the prior written consent of Gleneagles. The maximum amount for which Gleneagles agreed to indemnify us will not exceed the net profits to such selling stockholder from the sale of our common stock registered for resale by Gleneagles pursuant to the registration rights agreement.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc. located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

                                  LEGAL MATTERS

          Michael Goldberg, our Director of Legal Affairs, provides his opinion as to the validity of the common stock offered by Gleneagles and certain other matters in connection with this offering.

                                     EXPERTS

          The audited financial statements incorporated by reference in this prospectus and related registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, and BDO International, independent accountants, to the extent and for the periods set forth in their reports (the report of BDO International on the December 31, 1999 financial statements contained an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We filed a registration statement on Form S-3 (to which, together with all exhibits attached to it, we refer as the "registration statement") with the SEC, with respect to the registration of the common stock offered by this prospectus, which contains additional information and documents. For further information pertaining to our business, the securities offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement.

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. So long as we are subject to the SEC's reporting requirements, we will continue to furnish the reports and other required information to the SEC. We will furnish all holders of our common stock with copies of our annual reports containing audited financial statements and an opinion of our independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

          The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

          We incorporate by reference in this prospectus the following documents that we filed with the SEC since December 31, 2000:


                      SEC FILING                              FILING DATE
              -----------------------------                 ----------------
              Current Report on Form 8-K                    August 24, 2001

              Quarterly Report on Form 10-Q                 August 14, 2001

              Current Report on Form 8-K                    June 12, 2001

              Quarterly Report on Form 10-Q                 May 15, 2001

              Annual Report on Form 10-K                    April 2, 2001

              Quarterly Report on Form 10-Q                 May 15, 2001

              Quarterly Report on Form 10-Q                 August 14, 2001

              Current Report on Form 8-K                    January 31, 2001

              Current Report on Form 8-K                    February 8, 2001

              Current Report on Form 8-K                    March 28, 2001

              Current Report on Form 8-K                        June 12, 2001

              Current Report on Form 8-K                        August 24, 2001

              Definitive Proxy Statement on Schedule 14A        January 16, 2001


          All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

          You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also visit our Internet site (http://www.c-3d.net). Except as otherwise indicated in this prospectus with respect to the information on our web site and the SEC web site, the incorporation by reference of certain documents filed by us with the SEC is not and should not be considered part of this prospectus, and is not incorporated by reference in this prospectus. These web addresses are, and are only intended to be, an inactive textual reference.

          This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Craig Weiner, Chief Legal Officer, Constellation 3D, Inc., 805 Third Avenue, 14/th/ Floor, New York, NY 10022, and telephone requests should be directed to Craig Weiner at (212) 308-3572.

     You should rely only on the information contained in this prospectus. No dealer, sales person or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                     [LOGO]

                             CONSTELLATION 3D, INC.


                                9,200,000 SHARES
                                  COMMON STOCK


                             ______________________

                                   PROSPECTUS
                             ______________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     We have incurred the following estimated expenses in connection with the issuance and distribution of the securities to be registered.

          (1) SEC Registration Fee ...........................  $ 2,139
          (2) Costs of Printing and Engraving ................  $ 1,000*
          (3) Legal Fees and Expenses ........................  $ 7,500
          (4) Accounting Fees and Expenses ...................  $ 5,000*
          (5) Miscellaneous ..................................  $     0*
                                     Total ...................  $15,639*

__________________________________
     * Estimated.

Item 15. Indemnification of Directors and Officers

     Under Section 145 of the DGCL, the Corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any action by reason of the status of such person as a director, officer, employee or agent of the corporation or of another enterprise he served at the request of the indemnifying corporation against expenses (including attorney's fees), fines and amounts paid in settlement actually and reasonably incurred by such person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145 of the DGCL, indemnification is also permitted in lawsuits brought by or on behalf of the Corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court determines that indemnification is fair and reasonable in view of all the circumstances of the case.

     Article V of the Bylaws of the Corporation contains the detailed description of the Corporation's power to indemnify its directors and officers to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law.

     Pursuant to Section 501 of the Bylaws, the Corporation shall, with certain exceptions, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. A director or officer of the Corporation entitled to indemnification under Section 501 is hereafter called a "person covered by Section 501 hereof".

     Pursuant to Section 502 of the Bylaws, expenses incurred by a person covered by Section 501 hereof in defending a threatened, pending or completed civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

     Section 503 of the Bylaws provides that no indemnification or advancement or reimbursement of expenses shall be provided to a person covered by Section 501 hereof: (a) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (b) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers' and directors' liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer;
(c) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld; and (d) to the extent such indemnification, advancement or reimbursement of expenses would be prohibited by
Section 145 of the DGCL or other applicable law.

     The indemnification and advancement or reimbursement of expenses granted pursuant to Article V of the Bylaws continues as to a person who has ceased to be a director or officer of the Corporation, and will inure to the benefit of the heirs, executors and administrators of such person. The indemnification and advancement or reimbursement of expenses provided pursuant to Article V is not exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than those covered by Article V of the Bylaws.

     For its directors and officers, the Corporation has obtained Directors and Officers Liability and Reimbursement Insurance from Zurich American Insurance Company. The current insurance policy coverage is for the period from March 15, 2001 until March 15, 2002. The annual premium is $130,000. The Corporation has no other arrangements specifically providing for indemnification of its officers or directors, and the Corporation has no arrangements for the indemnification of its controlling persons.

     Section Thirteenth of the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Corporation's directors or officers pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that the Corporation's director or officer asserts a claim for indemnification by the Corporation against such liabilities (other than the payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Corporation is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The above discussion of the Corporation's Bylaws, Certificate of Incorporation and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, Certificate of Incorporation and statute.

Item 16. Exhibits

   Exhibit
   Number                                                   Description
------------   ----------------------------------------------------------------------------------------------------
    2.1/(1)/   Agreement and Plan of Merger by and between Constellation 3D, Inc., a Florida corporation, and
               Constellation 3D, Inc., a Delaware corporation, dated as of January 9, 2001.

    4.1/(2)/   Common Stock Purchase Warrant of The Gleneagles Fund Company II, dated as of August 13, 2001.

    4.2/(3)/   Common Stock Adjustment Warrant of The Gleneagles Fund Company II, dated as of August 16, 2001.

    5.1        Opinion of Director of Legal Affairs of Constellation 3D, Inc.

   10.1/(3)/   Amended and Restated Common Stock Purchase Agreement by and between
               Constellation 3D, Inc. and The Gleneagles Fund Company II, dated as of August 16, 2001.

   10.2/(3)/   Amended and Restated Registration Rights Agreement by and between Constellation 3D, Inc. and The
               Gleneagles Fund Company II, dated as of August 16, 2001.

   23.1        Consent of BDO Seidman, LLP.

   23.2        Consent of BDO International.

   23.3        Consent of Director of Legal Affairs of Constellation 3D, Inc.(included in Exhibit 5.1).

   24.1        Power of Attorney of certain signatories (included on the signature page).

___________________________________

/(1)/ Incorporated by reference to Appendices filed with the Definitive Proxy Statement filed on January 16, 2001.
/(2)/ Incorporated by reference to Exhibit 4.42 filed with the Quarterly Report on Form 10-Q filed on August 14, 2001
/(3)/ Incorporated by reference to Exhibits filed with the Current Report on Form 8-K filed on August 24, 2001.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1) and (a)(2) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York as of September 7, 2001.

                                   CONSTELLATION 3D, INC.


                                   By: /s/ Eugene Levich
                                      ------------------------------------------
                                       Name:  Eugene Levich
                                       Title: President, Chief Executive Officer

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons as of September 7, 2001 in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Eugene Levich, Michael Goldberg, and Craig Weiner, and each of them, as Attorney-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file any amendments, including post-effective amendments, to this registration statement.


By: /s/ Eugene Levich
    ----------------------------------------------------
    Name:  Eugene Levich
    Title: President, Chief Executive Officer, and
           Chairman of the Board of Directors

By: /s/ Leonardo Berezowsky
    ----------------------------------------------------
    Name:  Leonardo Berezowsky
    Title: Senior Vice President of Finance,
           Chief Financial Officer (principal financial
           and accounting officer), and Director

By: /s/ Michael Goldberg
    ----------------------------------------------------
    Name:  Michael Goldberg
           Director of Legal Affairs, Interim
           Chief Operating Officer, Secretary, and Director

By: /s/ Lev Zaidenberg
    ----------------------------------------------------
    Name:  Lev Zaidenberg
    Title: Director of Business Development

By: /s/ Stuart Garawitz
    ----------------------------------------------------
    Name:  Stuart Garawitz
    Title: Director

By: /s/ Joseph Shefet
    ----------------------------------------------------
    Name:  Joseph Shefet
    Title: Director

                                  EXHIBIT INDEX

    Exhibit
    Number                               Description
  -----------   ----------------------------------------------------------------
    2.1/(1)/    Agreement and Plan of Merger by and between Constellation 3D,
                Inc., a Florida corporation, and Constellation 3D, Inc., a
                Delaware corporation, dated as of January 9, 2001.

    4.1/(2)/ Common Stock Purchase Warrant of The Gleneagles Fund Company II, dated as of August 13, 2001.

    4.2/(3)/ Common Stock Adjustment Warrant of The Gleneagles Fund Company II, dated as of August 16, 2001.

    5.1         Opinion of Director of Legal Affairs of Constellation 3D, Inc.

   10.1/(3)/    Amended and Restated Common Stock Purchase Agreement by and
                between Constellation 3D, Inc. and The Gleneagles Fund Company
                II, dated as of August 16, 2001.

   10.2/(3)/    Amended and Restated Registration Rights Agreement by and
                between Constellation 3D, Inc. and The Gleneagles Fund Company
                II, dated as of August 16, 2001.

   23.1         Consent of BDO Seidman, LLP.

   23.2         Consent of BDO International.

   23.3         Consent of Director of Legal Affairs of Constellation 3D, Inc.
                (included in Exhibit 5.1).

   24.1 Power of Attorney of certain signatures (included on the signature page)

_____________________________

/(1)/ Incorporated by reference to Appendices filed with the Definitive Proxy Statement filed on January 16, 2001.
/(2)/ Incorporated by reference to Exhibit 4.42 filed with the Quarterly Report on Form 10-Q filed on August 14, 2001
/(3)/ Incorporated by reference to Exhibits filed with the Current Report on Form 8-K filed on August 24, 2001.